                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                          LEXMARK INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          LEXMARK INTERNATIONAL, INC.
                            ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550



March 26, 2002



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International, Inc., which will be held on Tuesday, April 30, 2002, at 8:00 a.m., at the Hyatt Regency Lexington, 401 West High Street, Lexington, Kentucky 40507.

     The attached notice of meeting and proxy statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.

     I look forward to seeing you on April 30.


                                          Sincerely,


                                          /s/ Paul J. Curlander

                                          Paul J. Curlander
                                          Chairman and
                                          Chief Executive Officer

                          LEXMARK INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           ON TUESDAY, APRIL 30, 2002


March 26, 2002


To the Stockholders:

     The Annual Meeting of Stockholders of Lexmark International, Inc. (the "Company") will be held on Tuesday, April 30, 2002, at 8:00 a.m., at the Hyatt Regency Lexington, 401 West High Street, Lexington, Kentucky 40507, for the following purposes:

          1. To elect four Directors for terms expiring in 2005; and

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on Friday, March 8, 2002 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company's offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the meeting.


                                          By Order of the Board of Directors


                                          /s/ Vincent J. Cole

                                              Vincent J. Cole
                                              Secretary

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                          LEXMARK INTERNATIONAL, INC.
                            ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company on Tuesday, April 30, 2002, to be held at 8:00 a.m., at the Hyatt Regency Lexington, 401 West High Street, Lexington, Kentucky 40507. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 26, 2002. The Company's Annual Report for the fiscal year ended December 31, 2001 is enclosed.

     Only stockholders of record at the close of business on Friday, March 8, 2002 will be entitled to vote at the meeting. As of such date, there were 129,493,036 shares (excluding shares held in treasury) of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), issued and outstanding. Each share of Class A Common Stock entitles the holder to one vote.

     The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

     Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and the inspector will determine whether a quorum is present. The Directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from a nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

     Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of the Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding other proposals. Abstentions on proposals that require the approval of a majority of the shares of Class A Common Stock present in person or by proxy and entitled to vote will have the effect of a vote against such proposals.

     If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as a broker non-vote. For any proposal that requires the affirmative vote of a majority of the shares of Class A Common Stock present in person or by proxy and entitled to vote, a broker non-vote will have the same effect as a vote against such proposals.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Action will be taken at the 2002 Annual Meeting to elect four Class II Directors to serve until the 2005 Annual Meeting of Stockholders. The nominees, as well as the Class I and Class III Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2002 Annual Meeting of Stockholders are B. Charles Ames, Ralph E. Gomory, Marvin L. Mann and Teresa Beck. Each of Messrs. Ames, Gomory and Mann have been Directors since March 1991. Ms. Beck has been a Director since April 2000. Messrs. Ames, Gomory and Mann were elected by the stockholders in April 1999, and Ms. Beck was elected by the Board of Directors in April 2000, to serve as Class II Directors with terms expiring at the 2002 Annual Meeting of Stockholders.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

CLASS II (TERM ENDING 2005)

     Mr. B. Charles Ames, age 76, has been a Director of the Company since March 1991. Since prior to 1991, Mr. Ames has been a principal of Clayton, Dubilier & Rice, Inc. Mr. Ames was previously Chairman and Chief Executive Officer of Reliance Electric Company, The Uniroyal Goodrich Tire Company and Acme Cleveland Corporation. Mr. Ames also serves as a director of The Progressive Corporation.

     Mr. Ralph E. Gomory, age 72, has been a Director of the Company since March 1991. Since 1989, Mr. Gomory has served as President of the Alfred P. Sloan Foundation. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at International Business Machines Corporation ("IBM"). Mr. Gomory also serves as a director of Ashland, Inc., The Washington Post Company and Excelsior Funds.

     Mr. Marvin L. Mann, age 68, has been a Director of the Company since March 1991. In April 1999, Mr. Mann was named Chairman Emeritus upon his retirement as Chairman of the Board of the Company, a position he had held since March 1991. From March 1991 through May 1998, Mr. Mann also served as Chief Executive Officer, and from March 1991 through February 1997, he also served as President of the Company. Prior to such time, Mr. Mann was an IBM Vice President. Mr. Mann also serves as a director of Acterna Corporation and Imation Corporation and is chairman of the independent trustees of Fidelity Funds.

     Ms. Teresa Beck, age 47, has been a Director of the Company since April 2000. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck also serves as a director of Albertson's, Inc., Questar Corporation and Textron, Inc.

     The following information on Class I and Class III Directors is submitted concerning the other Directors of the Company whose election is not being sought at this meeting and whose terms of office will continue after the 2002 Annual Meeting of Stockholders.

CLASS I (TERM ENDING 2004)

     Mr. Frank T. Cary, age 81, has been a Director of the Company since March 1991. Mr. Cary retired as Chief Executive Officer of IBM in January 1981. Mr. Cary currently serves as a director of Celgene Corporation, Cygnus, Inc., ICOS Corporation, Lincare, Inc., and Vion Pharmaceuticals, Inc.

     Dr. Paul J. Curlander, age 49, has been a Director of the Company since February 1997. Since April 1999, Dr. Curlander has been Chairman and Chief Executive Officer of the Company. From May 1998 to April 1999, Dr. Curlander served as President and Chief Executive Officer, from February 1997 to May 1998, he served as President and Chief Operating Officer, and from January 1995 to February 1997, he served as Executive Vice

President, Operations of the Company. In 1993, Dr. Curlander became a Vice President of the Company, and from 1991 to 1993 he was General Manager of the Company's printer business.

     Mr. Martin D. Walker, age 69, has been a Director of the Company since February 1997. Mr. Walker is a principal of MORWAL Investments and retired as the Chairman of the M.A. Hanna Company in December 1999, a position he had served in on an interim basis since October 1998. From October 1998 to June 1999, Mr. Walker also served as Chief Executive Officer of the M.A. Hanna Company on an interim basis. He had previously served as Chairman and Chief Executive Officer of the M.A. Hanna Company from September 1986 until December 1996, and continued as Chairman of the Board until June 1997 when he retired. Mr. Walker is also a director of ArvinMeritor, Inc., Comerica, Incorporated, The Goodyear Tire & Rubber Co., Textron, Inc., and The Timken Company.

     Mr. James F. Hardymon, age 67, has been a Director of the Company since July 1998. From July 1998 until his retirement in January 1999, Mr. Hardymon served as Chairman of Textron, Inc. From January 1993 to July 1998, Mr. Hardymon served as Chairman and Chief Executive Officer, and from January 1992 to January 1993, he served as President and Chief Executive Officer, of Textron, Inc., which he joined in November 1989 as President, Chief Operating Officer and Director. In 1993, he assumed the additional title of Chairman and relinquished the title of President in 1994. Prior to joining Textron, Mr. Hardymon had a 28-year career at Emerson Electric Co., where he held a number of positions including Vice Chairman, Chief Operating Officer, Director and President. Mr. Hardymon also serves as a director of Air Products and Chemicals, Inc., American Standard Inc., Championship Auto Racing Teams, Inc., and Circuit City Stores, Inc.

CLASS III (TERM ENDING 2003)

     Mr. Michael J. Maples, age 59, has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 30 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for IBM. Mr. Maples also serves as a director of Concero, Inc., J. D. Edwards Co., and NetIQ Corporation.

     Mr. Stephen R. Hardis, age 66, has been a Director of the Company since November 1996. In July 2000, Mr. Hardis retired as Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President -- Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis also serves as Chairman of Axcelis Technologies, Inc. and as a director of American Greetings Corporation, Apogent Technologies, Inc., Marsh & McLennan Companies, Inc., Nordson Corporation, The Progressive Corporation and STERIS Corporation.

     Mr. William R. Fields, age 52, has been a Director of the Company since December 1996. Mr. Fields is Chairman and Chief Executive Officer of APEC (China) Asset Management Ltd. Previously, Mr. Fields served as President and Chief Executive Officer of Hudson's Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc. from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.

     Mr. Robert Holland, Jr., age 61, has been a Director of the Company since December 1998. In April 2001, Mr. Holland retired as Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997 and sold in April 2001. Mr. Holland maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Previously, Mr. Holland was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He also serves as a director of Carver Bancorp, Inc., The MONY Group Inc. and Tricon Global Restaurants, Inc.

COMPOSITION OF BOARD AND COMMITTEES

     The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the twelve members of the Board of Directors, four have been elected as Class II Directors, four have been elected as Class III Directors, and four have been elected as Class I Directors, with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2002, 2003 and 2004, respectively. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. Directors may only be removed from the Board for cause.

     The Board of Directors held six meetings during 2001. All members of the Board attended at least 75% of the meetings of the Board and committees of the Board on which they served, except for Mr. Gomory who attended 64% of the Board and committee meetings. Mr. Gomory attended 67% of the Board meetings.

     The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee.

     The Executive Committee consists of Messrs. Ames, Cary, Mann, Walker and Dr. Curlander, with Dr. Curlander serving as Chairman. The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board. The Committee did not meet during 2001.

     The Finance and Audit Committee consists of Ms. Beck and Messrs. Cary, Hardis, Hardymon, Holland and Maples, with Mr. Cary serving as Chairman. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Finance and Audit Committee adopted a written charter in April 2000 and amended such charter in February 2001 and February 2002. A copy of the charter is attached to this Proxy Statement as Exhibit A. The Finance and Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight and monitoring responsibilities to the stockholders in matters relating to corporate accounting and reporting practices, financial controls, capital structure, the borrowing and repayment of funds by the Company, and other matters related to the preparation of the audited financial statements of the Company. The Committee held seven meetings during 2001.

     The Compensation and Pension Committee consists of Messrs. Ames, Fields, Gomory and Walker, with Mr. Ames serving as Chairman. The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company's goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company's pension plan, 401(k) savings plan and employee stock purchase plan. The Committee held six meetings during 2001.

     The Corporate Governance and Public Policy Committee consists of Messrs. Ames, Cary, Gomory, Mann and Walker, with Mr. Walker serving as Chairman. The Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and committee organization, membership, and function, and acting in an advisory capacity to the Board and the Company's management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board and will consider nominees recommended by stockholders. The Committee held two meetings during 2001.

COMPENSATION OF DIRECTORS

     The Company's policy is to pay compensation only to those Directors who are not also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company (each, an "Eligible Director"). All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.

     In 2001, each Eligible Director of the Company received an annual retainer of $30,000, a daily attendance fee of $2,500 for attendance at Board and/or committee meetings held on the same day, a daily attendance fee of $1,250 for attendance at committee meetings which were held the evening before a Board meeting and $750 per meeting for participation in telephonic meetings. Any such Eligible Director who served as a chairperson of a committee also received an annual retainer of $3,500.

     Beginning in 2002, each Eligible Director of the Company who is a member of the Finance and Audit Committee will receive a daily attendance fee of $2,000 for attendance at committee meetings which are held the evening before a Board meeting. The chairperson of the Finance and Audit Committee will also receive an annual retainer of $5,000. All other compensation paid to each Eligible Director of the Company will remain the same.

     In addition, each Eligible Director has the opportunity to participate in the Company's Nonemployee Director Stock Plan (the "Director Plan") described below. In April 2001, all Eligible Directors received an Annual Award (as defined below) of options to purchase 3,400 shares. It is currently anticipated that Annual Awards will continue to be made in order to attract, retain and motivate the best qualified Directors and to enhance a long-term mutuality of interest between the Company's Directors and stockholders. The number of options granted in an Annual Award is reviewed annually by the Board of Directors. In 2001, the total exercise price of the grant was approximately $150,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Board of Directors has determined based on an analysis of comparable company market data that the 2002 Annual Award should remain at approximately $150,000 in total exercise price based on the closing price of the Class A Common Stock on the last day of the prior fiscal year.

     Under the Director Plan, upon election to the Board, each Eligible Director of the Company receives a one-time grant of options to purchase shares of Class A Common Stock at a purchase price per share equal to the fair market value of a share of Class A Common Stock on the date of grant (the "Initial Award"). The number of options granted in the Initial Award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors, and in 2002, the total exercise price of any initial grant will be approximately $300,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. Each Eligible Director may, at the discretion of the Board, also be granted one or more option awards after the Initial Award (each an "Annual Award").

     In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the "Annual Fees") and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Class A Common Stock on the date of grant of the deferred stock units.

     The Company has entered into indemnification agreements with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company.

                        SECURITY OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table furnishes certain information, to the best knowledge of the Company, as of March 8, 2002, as to the shares of Class A Common Stock beneficially owned by (i) each Director of the Company, (ii) each person serving as the Chief Executive Officer during 2001 and the four other most highly compensated officers of the Company, (iii) all Directors and executive officers of the Company as a group and (iv) each person owning beneficially more than 5% of the outstanding shares of Class A Common Stock. Except as otherwise indicated, the address of each person listed below is the address of the Company.

                                                          AMOUNT AND NATURE        PERCENTAGE
BENEFICIAL OWNER                                       OF BENEFICIAL OWNERSHIP      OF CLASS
----------------                                       -----------------------     ----------
Davis Selected Advisers, L.P.........................        15,024,840(1)           11.52%
  2949 East Elvira Road, Suite 101
  Tucson, AZ 85706
Capital Research and Management Company..............         6,594,380(2)            5.05
  333 South Hope Street
  Los Angeles, CA 90071
B. Charles Ames......................................            99,624(3)(4)            *
Teresa Beck..........................................             5,321(3)               *
Frank T. Cary........................................            61,709(3)               *
William R. Fields....................................            35,237(3)               *
Ralph E. Gomory......................................            80,864(3)               *
Stephen R. Hardis....................................            78,031(3)               *
James F. Hardymon....................................            10,259(3)               *
Robert Holland, Jr. .................................             9,619(3)               *
Marvin L. Mann.......................................         1,448,852(3)(5)         1.12
Michael J. Maples....................................            25,127(3)               *
Martin D. Walker.....................................            41,501(3)(6)            *
Paul J. Curlander....................................         1,102,383(3)               *
Gary E. Morin........................................           260,391(3)               *
Paul A. Rooke........................................           142,513(3)               *
Vincent J. Cole......................................           175,392(3)(7)            *
Timothy P. Craig.....................................            64,529(3)               *
All directors and executive officers as a group (23
  persons)...........................................         4,029,673(3)            3.11

---------------

 * Less than 1% of class.

(1) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 25, 2002. Davis Selected Advisers, L.P., a registered investment adviser, is the beneficial owner of 15,024,840 shares over which it has sole voting and sole dispositive power.

(2) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2002. Capital Research and Management Company, a registered investment adviser, is the beneficial owner of 6,594,380 shares over which it has sole dispositive power, but no voting power.

(3) Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following March 8, 2002 by the following persons and groups in the following amounts: B. Charles Ames, 6,000 shares; Teresa Beck, 2,040 shares; Frank T. Cary, 17,859 shares; William R. Fields, 30,168 shares; Ralph E. Gomory, 36,000 shares; Stephen R. Hardis, 31,000 shares; James F. Hardymon, 5,287 shares; Robert Holland, Jr., 6,760 shares; Marvin L. Mann, 706,360 shares; Michael J. Maples, 12,670 shares; Martin D. Walker, 28,500 shares; Paul J. Curlander, 735,485 shares; Gary E. Morin, 209,940 shares; Paul A. Rooke, 81,761 shares; Vincent J. Cole, 90,732 shares; Timothy P. Craig, 52,462 shares; and all Directors and executive officers as a group (23 persons), 2,280,863 shares. These shares also include Elective Deferred Stock Units that were acquired by executive officers and Supplemental Deferred Stock Units that have become vested. These shares do not include Supplemental Deferred Stock Units that have yet to become vested in full on the fifth anniversary of their date of grant subject to continued employment. Also included in these shares are Deferred Stock Units that Directors were granted as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan. These shares also include shares allocated to the employee through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan. These shares also include shares allocated to the employee through participation in the 1999 Employee Stock Purchase Plan. The shares held in the 1999 Employee Stock Purchase Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, each participant would have the right to tender or not tender his or her shares, subject to a one-year holding period required by the terms of the plan.

(4) Mr. Ames' shares include 85,000 shares owned by a family limited partnership, of which 97% of the limited partnership interests are held by two revocable trusts -- one established for the benefit of Mr. Ames, for which he is the trustee, and one established for the benefit of Mr. Ames' spouse, for which Mr. Ames' spouse is the trustee. Mr. Ames disclaims beneficial ownership of all such shares.

(5) Mr. Mann's shares do not include 150,000 shares and options to purchase 31,428 shares that are held by an irrevocable trust established by Mr. Mann for the benefit of certain relatives. Mr. Mann's shares include 618,250 shares and options to purchase 705,680 shares that are owned by three family limited partnerships. The general partner of each family limited partnership is a corporation, of which Mr. Mann is the controlling stockholder. Mr. Mann's shares also include 21,002 shares owned by Mr. Mann's wife. Mr. Mann disclaims beneficial ownership of all such shares.

(6) Mr. Walker's shares include 6,000 shares owned by a revocable trust established by Mr. Walker for his own benefit. Mr. Walker disclaims beneficial ownership of all such shares.

(7) Mr. Cole's shares include 14,903 shares and options to purchase 9,538 shares that are held by a limited liability company ("LLC") of which he is the general manager. Mr. Cole holds 4% of the membership units of the LLC and the remaining 96% of the membership units of the LLC are held equally (48% each) by two trusts for the benefit of his children. Mr. Cole disclaims beneficial ownership of 96% of the securities held by the LLC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that Mr. Mann failed to timely file one report for three simultaneous gifts of 1,000 shares each of the Company's Class A Common Stock and Mr. Morin failed to file one report for the grant of 500 options to purchase the Company's Class A Common Stock by the Company to his spouse who was also employed by the Company.

                             EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 2001 salary and annual incentive compensation (the "Named Executive Officers"). The principal components of such individuals' current cash compensation are the annual salary and the annual incentive compensation included in the Summary Compensation Table. Also described below is the future compensation such individuals are eligible to receive under the Company's retirement plans and existing long-term incentive and equity programs.

     The following table sets forth the compensation earned by the Named Executive Officers for all services rendered to the Company and its subsidiaries during the years ended December 31, 2001, 2000, and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                         ANNUAL COMPENSATION                   COMPENSATION
                                       -----------------------   ----------------------------------------
                                                                                SECURITIES
                                                   INCENTIVE      RESTRICTED    UNDERLYING        LTIP       ALL OTHER
      NAME AND PRINCIPAL                          COMPENSATION   STOCK AWARDS    OPTIONS        PAYOUTS     COMPENSATION
           POSITION             YEAR    SALARY        (1)            (2)           (#)            (3)           (4)
------------------------------  ----   --------   ------------   ------------   ----------     ----------   ------------
P. J. Curlander...............  2001   $786,959    $  152,415     $2,504,000      171,928(5)   $1,472,352      $5,100
  Chairman and Chief            2000    704,671             0              0      220,000(6)            0       5,086
  Executive Officer             1999    618,493     1,024,814(7)           0      214,500(8)            0       3,416
G. E. Morin...................  2001    365,397        59,296              0       49,025(5)    1,051,680       5,100
  Executive Vice President      2000    335,233             0              0       50,390(5)(6)         0       4,239
  and Chief Financial Officer   1999    302,932       296,290(7)           0       96,081(5)(8)         0       3,416
P.A. Rooke....................  2001    324,274        58,175              0       47,000         476,762       5,100
  Vice President and            2000    272,616             0              0       50,000(6)            0       5,086
  Division President            1999    222,685       222,757              0       73,097(5)(8)         0       3,416
V. J. Cole....................  2001    279,630        43,622              0       33,965(5)      420,672       5,100
  Vice President, General       2000    247,616             0              0       35,000(6)            0       5,086
  Counsel and Secretary         1999    223,164       220,434(7)           0       50,794(5)(8)         0       3,416
T. P. Craig...................  2001    264,630        35,281              0       37,000               0       5,100
  Vice President and            2000    189,959             0              0       51,281(5)(6)         0       5,086
  Division President            1999    167,397        80,937              0       21,344(5)            0       3,416

---------------

(1) Annual Incentive Compensation includes amounts deferred into Elective Deferred Stock Units and the value of Supplemental Deferred Stock Units received as a result of such deferral. The Supplemental Deferred Stock Units become vested in full on the fifth anniversary of their date of grant, subject to continued employment.

(2) The value reflected in the table is the value on the date of grant (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant by the number of restricted stock units awarded). The restricted stock units granted on February 21, 2001 to Dr. Curlander (50,000) will vest in three approximately equal installments on the second, fourth and sixth anniversaries of the grant date, subject to continuous employment through the applicable vesting date. Including the 2001 award, the aggregate number and value at year end 2001 (calculated by multiplying the closing price of Lexmark Class A Common Stock on December 31, 2001, $59.00, by the number of restricted stock units outstanding at year end) of restricted stock units for each of the Named Executive Officers is as follows: Dr. Curlander -- 52,250/$3,082,750; Mr. Morin -- 750/$44,250.

(3) Includes payouts awarded under Lexmark's 1997-2000 Long-Term Incentive Program. A portion of the payout made to each of the Named Executive Officers who participated in the program was made in cash. Those amounts are as follows: Dr. Curlander -- $420,672, Mr. Morin -- $300,480, Mr.
    Rooke -- $136,218 and Mr. Cole -- $120,192. The remainder of the payout was made in restricted stock units. The number of restricted stock units awarded to each of the Named Executive Officers is as follows: Dr. Curlander -- 21,000, Mr. Morin -- 15,000, Mr. Rooke -- 6,800 and Mr. Cole -- 6,000. The
    values of the restricted stock units (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant by the number of restricted stock units awarded) that are included in the amounts listed in the Summary Compensation Table are as follows: Dr. Curlander -- $1,051,680, Mr. Morin -- $751,200, Mr. Rooke -- $340,544 and Mr. Cole -- $300,480. Each
    of the restricted stock units awarded will be exchanged for one share of Lexmark Class A Common Stock on January 3, 2003.

(4) Matching contribution by the Company under the Lexmark Savings Plan.

(5) Includes replacement (reload) options awarded automatically upon exercise of options paid for with previously owned shares of Lexmark Class A Common Stock, as follows: 2001 Reloads -- Dr. Curlander -- 21,928 (4,398 of which expired on August 28, 2001 prior to exercise), Mr. Morin -- 2,025 and Mr. Cole -- 965 (all of which expired June 24, 2001 prior to exercise); 2000 Reloads -- Mr. Morin -- 390 and Mr. Craig -- 6,281 (1,041 of which expired June 24, 2001 prior to exercise); 1999 Reloads -- Mr. Morin -- 581, Mr. Rooke -- 20,497, Mr. Cole -- 5,794 and Mr. Craig -- 7,344.

(6) Includes stock options with performance-accelerated vesting provisions for the 2000-2003 performance period to the Named Executive Officers as follows:
    Dr. Curlander -- 110,000, Mr. Morin -- 25,000, Mr. Rooke -- 25,000, Mr.
    Cole -- 17,500 and Mr. Craig -- 17,000. Refer to "Long-Term Incentive Compensation" in the Compensation Committee Report on Executive Compensation for a description of the material terms and conditions of these options.

(7) Dr. Curlander, Mr. Morin and Mr. Cole elected to defer $823,843, $99,964 and $78,461, respectively (each, net of required withholdings), of their 1999 Annual Incentive Compensation into 7,203, 874 and 686 Elective Deferred Stock Units, respectively, and as a result received an additional $164,814, $20,016 and $15,784, respectively, in Supplemental Deferred Stock Units (or 1,441, 175 and 138 Supplemental Deferred Stock Units, respectively). Elective Deferred Stock Units are 100% vested immediately. Supplemental Deferred Stock Units vest 100% on the fifth anniversary of the grant dates.

(8) Includes stock options with performance-accelerated vesting provisions granted in 1999 under Lexmark's 1997-2000 Long-Term Incentive Program as follows: Dr. Curlander -- 94,500, Mr. Morin -- 67,500, Mr. Rooke -- 30,600 and Mr. Cole -- 27,000. Based on the performance of the Company over the 1997-2000 performance period, the options became vested in full effective as of December 31, 2000 and will become exercisable December 31, 2002. Each option has a ten year term expiring February 11, 2009.

                             OPTION GRANTS IN 2001

                                             INDIVIDUAL GRANTS (1)
                       -----------------------------------------------------------------
                           NUMBER OF        PERCENT OF TOTAL
                           SECURITIES       OPTIONS GRANTED                                 GRANT DATE
                       UNDERLYING OPTIONS     TO EMPLOYEES       EXERCISE     EXPIRATION   PRESENT VALUE
NAME                      GRANTED (#)        IN FISCAL YEAR    PRICE ($/SH)      DATE         ($)(2)
----                   ------------------   ----------------   ------------   ----------   -------------
P.J. Curlander.......        150,000(3)           3.77%           $50.08       02/21/11     $3,640,980
                               4,398(4)           0.11             61.43       08/28/01              0(5)
                              12,122(4)           0.30             45.56       05/26/02         69,532
                                 748(4)           0.02             44.66       01/28/03          5,296
                               4,660(4)           0.12             43.75       01/28/03         32,169
G.E. Morin...........         47,000(3)           1.18             50.08       02/21/11      1,140,840
                               2,025(4)           0.05             65.29       01/08/06         43,147
P.A. Rooke...........         47,000(3)           1.18             50.08       02/21/11      1,140,840
V.J. Cole............         33,000(3)           0.83             50.08       02/21/11        801,016
                                 965(4)(6)        0.02             52.05       06/24/01              0(5)
T.P. Craig...........         37,000(3)           0.93             50.08       02/21/11        898,108

---------------

(1) Each option permits the optionee (i) to pay for the exercise price with previously owned shares of Class A Common Stock and (ii) to satisfy tax-withholding obligations with shares acquired upon exercise. Unless the Compensation and Pension Committee determines otherwise, replacement (reload) options are automatically granted upon exercise of options paid for with previously owned shares of Class A Common Stock. The number of reload options granted is equal to the number of shares used to satisfy the option exercise cost.

(2) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of options granted during 2001 were in accordance with SFAS 123, as follows:

     (a) Expected Volatility -- The standard deviation of the monthly high stock price over a five-year period (or the entire trading history if shorter) immediately preceding the grant date. The volatility used in the calculations was 48.5%.

     (b) Risk-Free Interest Rate -- The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate used in the calculations ranged from 1.87% to 5.04%.

     (c) Dividend Yield -- The expected dividend yield was 0% based on the historical dividend yield.

     (d) Expected Life -- The expected life of grants, other than reload option grants, was five years. The expected life of reload grants was assumed to be 50% of the remaining period until expiration. The expected life ranged from .40 years to 5 years.

     (e) Forfeiture Rate -- The forfeiture rate was assumed to be 5% per year.

(3) Each option granted has a ten year term and becomes vested as to 20% of the award on the first anniversary of the grant date, and as to an additional 20% on each of the next four anniversary dates, subject to continuation of employment.

(4) These are reload options which have the same terms and conditions (including the same expiration date) as the related option that was exercised using previously owned shares of Class A Common Stock, except that the exercise price of the reload option is equal to the fair market value of a share of Class A Common Stock on the date such reload option is granted and such reload option is not exercisable until the six-month anniversary of the reload grant date.

(5) These reload options have a present value of $0 because the reload options expired before they became exercisable (the six-month anniversary of the reload grant date). Dr. Curlander's reload options were granted on May 1, 2001 and expired August 28, 2001. Mr. Cole's reload options were granted on February 15, 2001 and expired June 24, 2001.

(6) The reload option grant was made to a limited liability company ("LLC") which held and exercised the options entitled to the reload grant. The LLC is managed and partially owned by Mr. Cole. See footnote (7) to the Beneficial Ownership Table for further information regarding the LLC.

                      AGGREGATED OPTION EXERCISES IN 2001
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each Named Executive Officer with regard to stock option exercises during 2001 and the aggregate stock options held at December 31, 2001.

                                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS               IN-THE-MONEY OPTIONS AT
                                                      AT FISCAL YEAR-END (#) (1)      FISCAL YEAR-END ($) (2)
                       SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
NAME                   BY EXERCISES(#)    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------------   ----------   -----------   -------------   -----------   -------------
P. J. Curlander......      128,170       $5,131,267     634,762        630,030      $26,785,580    $6,504,590
G. E. Morin..........       15,000          847,163     167,940        208,300        6,926,112     2,309,232
P. A. Rooke..........            0                0      50,961        153,800        1,372,199     1,452,531
V. J. Cole...........        4,214(3)       169,191(3)   75,780(4)     122,300        2,859,755(4)  1,365,026
T. P. Craig..........            0                0      29,862        101,600          721,375     1,553,376

---------------

(1) Represents the number of shares subject to outstanding options.

(2) Based on a price of $59.00 per share, the closing price of the Company's Class A Common Stock on December 31, 2001, minus the exercise price.

(3) The shares were acquired and value realized through three option exercises by a limited liability company ("LLC") which is managed and partially owned by Mr. Cole. See footnote (7) to the Beneficial Ownership Table for further information regarding the LLC.

(4) At December 31, 2001, 21,286 of the exercisable options having a value of $1,126,044 were held by the LLC.

LEXMARK RETIREMENT PLAN

     The Lexmark Retirement Growth Account Plan was introduced effective January 1, 1998. It replaced, subject to certain transition rules described below, the Lexmark Retirement Plan. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. Individual Retirement Growth Account balances grow with the addition of annual allocations representing 6% of eligible earnings (salary, commission payments and recurring payments under any form of variable compensation plan, incentive pay and certain other payments, such as overtime and premium pay) as well as an interest component. The annual allocation based on eligible earnings ceases after 35 years of total service, but interest continues to accrue on individual Retirement Growth Account balances. Upon leaving the Company after the employee has vested in his or her benefits under the Plan (which requires 5 years of service), the participant may elect to receive a lump sum payment of the Retirement Growth Account balance or an annuity funded by the Retirement Growth Account balance.

     The Lexmark Retirement Plan, the former defined benefit plan, provided a monthly retirement income based on service and earnings. The retirement benefit under the Lexmark Retirement Plan is calculated as the sum of a Core Retirement Benefit (for employees hired before January 1, 1993), a career average formula with past service updates to earnings, and a Personal Retirement Provision, which provided annual allocations and guaranteed interest credits.

     As part of the implementation of the Retirement Growth Account on January 1, 1998, certain transition rules were applied. The Lexmark Retirement Plan described above ran concurrently with the new plan through year-end 1999, with additional accruals under the Lexmark Retirement Plan continuing through year-end 1999. At that point, plan accruals of the Lexmark Retirement Plan were frozen, and will grow only with the addition of annual interest on the Personal Retirement Provision element of the Plan. Participants will also receive service credit beyond year-end 1999 that will count toward retirement eligibility under the provisions of the Lexmark Retirement Plan. Upon departing from the Company, individuals who have accruals under both plan designs will receive the greater of the two accrued values.

     The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which, but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, would have been paid under the Lexmark Retirement Plan. These benefits will be paid out of the general funds of the Company.

     Under the foregoing plans, each of the Named Executive Officers is entitled to an estimated annual retirement pension, upon normal retirement at age 65, in the following amounts: Dr. Curlander -- $555,674, Mr. Morin -- $121,654, Mr. Rooke -- $253,149, Mr. Cole -- $236,895, and Mr. Craig -- $136,686.

EMPLOYMENT CONTRACTS

     The Company is party to employment agreements with each of Dr. Curlander and Messrs. Morin, Rooke, Cole and Craig with employment terms expiring June 30, 2003. Pursuant to the agreements, Dr. Curlander receives an annual base salary of $800,000, Mr. Morin receives an annual base salary of $370,000, Mr. Rooke receives an annual base salary of $310,000, Mr. Cole receives an annual base salary of $285,000 and Mr. Craig receives an annual base salary of $270,000. Such salaries may be increased by the Board of Directors, in its discretion, from time to time. In addition, each executive is eligible to receive an annual incentive compensation award equal to a percentage of such base salary ranging from 0% to 200% in the case of Dr. Curlander, 0% to 150% in the case of Messrs. Morin, Rooke, and Craig, and 0% to 140% in the case of Mr. Cole, depending upon the performance of the individual, the individual's business unit and the Company measured against performance goals established by the Compensation and Pension Committee. In the event of a termination of an executive's employment by the Company "without cause" or for "good reason" (each as defined in the employment agreements), the executive will continue to receive payments of his base salary as an employee for a period equal to the greater of one year or the remaining term of the employment agreement. In addition, the executive will be entitled to a pro rata annual bonus for the year of termination. Each of the employment agreements contains covenants regarding nondisclosure of confidential information, non-competition and non-solicitation.

     In April 1998, the Company entered into Change in Control Agreements with several executive officers of the Company, including Dr. Curlander, and Messrs. Morin, Rooke and Cole. In July 2001, the Company entered into a Change in Control Agreement with Mr. Craig. Under the terms of those agreements, each of the Named Executive Officers is entitled to participate in the incentive, savings, retirement, and welfare benefit plans and to receive their fringe benefits, for a period of two years following a change in control of the Company. If following a change in control of the Company, the Named Executive Officer is terminated other than for "Cause," death, or disability, or the executive terminates his employment for "Good Reason" (terms as defined in the agreements), he will be entitled to receive as a lump sum within 30 days of the termination (a) his base salary and prorata portion of the annual bonus through the date of termination, and (b) three times (two times in the case of Messrs. Rooke, Cole and Craig) the sum of his annual base salary and incentive compensation, calculated assuming the Company attained its financial targets and disregarding personal attainment goals for the years in question. In addition, for a period of three years (two years in the case of Messrs. Rooke, Cole and Craig) following the executive's date of termination, the Company will be obligated to continue to provide at least the same level of benefits that were provided during the executive's employment, or if more favorable to the executive, as in effect thereafter. Any stock incentive awards held by the executive under the Company's Stock Incentive Plan will be canceled promptly and a payment in cash for the difference in the exercise price and the change in control price will be made to the executive. The number of Performance Awards (as defined in the Stock Incentive Plan) payable to the executive out of the Stock Incentive Plan will be calculated using the greater of the target performance level or actual attainment of the Company from the beginning of the performance period through the change in control. To the extent that any benefits to the executive under the agreement triggers an excise tax to the executive, he will receive a "Grossed-Up" payment to negate the effects of such tax.

     The Company has entered into indemnification agreements with Dr. Curlander, and each of Messrs. Morin, Rooke, Cole and Craig, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as officers of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying the Company's executive compensation programs and details on how decisions were implemented during 2001 regarding the compensation paid to Dr. Paul J. Curlander, who serves as Chairman and Chief Executive Officer of the Company, and other executive officers of the Company. In developing the practices and policies described in this report, the Compensation and Pension Committee relied on the advice of outside consultants experienced in the design and implementation of executive compensation arrangements. The Compensation and Pension Committee is composed entirely of nonemployee Directors.

FRAMEWORK FOR COMPENSATION DECISIONS

     The Compensation and Pension Committee is responsible for setting and administering the policies governing base salary, incentive compensation and stock-based compensation for the Company's executive officers, including the CEO, and other key members of management. The key elements of executive compensation are base salary, annual incentive compensation and long-term incentive compensation. The Compensation and Pension Committee regularly reviews the compensation paid to executive officers and periodically conducts reviews of the Company's compensation practices, including its employee benefit plans. The Compensation and Pension Committee's compensation decisions are based on an evaluation of the Company's performance, comparative compensation data and each executive officer's performance. Company performance is measured against internally established performance criteria. Comparative compensation data is collected from surveys conducted by human resources consulting firms. The Company utilized information regarding each executive officer's title, position, responsibilities, experience, length of time in position, current compensation and compensation history (including base salary increases, incentive compensation awards and long-term incentive compensation awards) to functionally match each executive officer to positions reported in the compensation surveys. Competitive rates of base pay and total annual cash compensation were determined for each executive officer position by performing statistical analyses of the survey compensation data. The Company then established compensation ranges for each senior management position by comparing its target and actual compensation to market values at various levels to ensure competitiveness to firms with which the Company competes for executive talent. The midpoints of the Company's base salary and total compensation ranges are set at the 50th percentile (median) and the 65th percentile, respectively, based on target performance. Stock option grant levels were established based on competitive survey data, including those reported in the Towers Perrin Technology Industry Data Base, and an evaluation of each executive's contribution to business results. The Company regularly reviews its compensation policies and practices, including the rates of compensation paid to executive officers and its employee benefit plans, with outside consultants including Frederic W. Cook & Co., Inc. and William M. Mercer, Inc.

THE COMPANY'S EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation and Pension Committee has consistently applied the following philosophy in making its recommendations or decisions on the compensation paid or awarded to its executive officers:

     - Establish a pay-for-performance philosophy and policy that places a meaningful portion of each executive's compensation at risk in alignment with stockholders' risk, commensurate with the executive's ability to affect bottom line results, and which can significantly differentiate compensation awards based on corporate, business unit and individual performance and the ability of the executive to affect those results;

     - Provide incentives to executives to achieve a level of performance consistent with the Company's strategic business objectives and reward them for their achievement;

     - Provide total compensation opportunities which are market competitive, are subject to associated downside risk and offer significant upside opportunities based on performance, thus allowing the Company to compete for and retain outstanding, talented and highly motivated executives who are vital to the Company's long-term success; and

     - Align the interests of executives with the long-term interests of the stockholders through incentive award opportunities that are linked to the long-term performance of the Company and that result in the ownership of the Company's Class A Common Stock.

BASE SALARY

     As discussed above, the Compensation and Pension Committee determines base salaries for executive officers by evaluating the responsibilities of the position held, the experience of the individual and time in position, and by reference to the information compiled from compensation surveys regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive marketplace.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards were structured to become payable to the Company's executive officers upon the attainment of pre-established annual financial and individual performance objectives. The annual incentive compensation opportunity is determined for each executive officer based on the survey data for annual incentive awards and total compensation published in the survey sources referenced above. Consistent with the Company's pay-for-performance philosophy, executives' total cash compensation is highly leveraged. As discussed above, the Company benchmarks base salary range midpoints at the 50th percentile (median) and total compensation range midpoints at the 65th percentile of the survey data based on target performance. The 2001 annual incentive compensation award payable to each executive officer was determined based upon achievement of performance factors that varied based upon the executive officer's position, level of responsibility and particular business unit. For 2001, corporate performance was measured with reference to earnings per share, revenue and shareholder value add. Business unit performance was measured with reference to operating income, revenue and shareholder value add. Individual performance was measured against specific goals established for each executive officer with emphasis on such officer's corporate responsibilities and the particular needs of his or her business unit. The weighting of the various performance criteria varied based on responsibility. The aggregate amount available to pay that portion of the annual incentive that is based on the corporate and individual performance objectives is based upon the Corporation's achievement of its pre-established objectives. The portion of the annual incentive that is based on attainment of business unit objectives will be paid solely upon the achievement of the pre-established business unit objectives. Failure to meet the threshold of the pre-established objectives for both the corporation and the business unit results in no annual incentive award.

     Section 162(m) of the Internal Revenue Code disallows the deductibility of compensation paid to the Named Executive Officers in amounts in excess of $1 million unless the compensation is paid pursuant to predetermined performance objectives within the meaning of Section 162(m) or satisfies one of various other exemptions. To ensure deductibility of non-discretionary annual incentive awards, at the 1999 Annual Meeting of Stockholders certain terms and conditions governing non-discretionary annual incentive awards which are subject to Section 162(m) were approved. The Compensation and Pension Committee and the Board, however, reserve the right and ability to award incentives and adopt other compensation plans and arrangements that may not result in the deductibility of compensation expense for federal income tax purposes under Section 162(m). The Compensation and Pension Committee and the Board believe that it is essential to retain the ability to reward and motivate executives based on the assessment of an individual's performance, even though some or all of any such discretionary payments may not be deductible due to the requirements of Section 162(m). Accordingly, it is the Compensation and Pension Committee's intent to consider the awarding of discretionary incentive awards, which may not be deductible under Section 162(m), to executive officers. Any such incentive payments would be based on the Compensation and Pension Committee's qualitative assessment of the applicable executive's individual performance and contribution. It is the Compensation and Pension Committee's intent that any portion of future discretionary annual incentive awards which would not be deductible to the Company be deferred by the executive officer until such time or times as payment of these amounts would be deductible to the Company. Such deferrals would be in the form of Deferred Stock Units pursuant to the Company's Stock Incentive Plan. Currently, Dr. Curlander, Chairman and Chief Executive Officer of the Company, is the only employee of the Company whose compensation could be subject to the limitations of Section 162(m). Dr. Curlander has agreed to defer payment of any portion of his future discretionary annual incentive awards which would not be deductible to the Company. Such amounts will be deferred until such times as payment of these amounts would be deductible to the Company.

LONG-TERM INCENTIVE COMPENSATION

  1997 -- 2000 Long-Term Incentive Program Awards

     The Company had a long-term incentive compensation program to reward the achievement of financial objectives over the four-year period beginning January 1, 1997 and ending December 31, 2000. Under this program, certain executive officers, including certain of the Named Executive Officers, were granted performance awards which were payable in restricted stock (unless deferred by the executive officer), and a cash component equal to 40% of the value of the restricted stock at the time vesting would be determined, if specific performance objectives established by the Compensation and Pension Committee were achieved. The objectives related to increasing shareholder value as measured by shareholder value add and earnings per share, in each case measured cumulatively over the four-year performance period. The Compensation and Pension Committee established three objectives for each performance measure: a minimum objective, a target objective and a maximum objective. In February 1999, at the recommendation of the Compensation and Pension Committee, the Board approved a revision to the program awards which set a maximum potential payout of restricted stock units at the target objective level. In lieu of the additional restricted stock units which would have been paid out at the maximum objective level under the terms of the awards, stock options with performance-accelerated vesting provisions at a strike price equal to the fair market value on the date of grant were granted to the participants in the program. At its February 2001 meeting, the Compensation and Pension Committee determined that the maximum objectives for the 1997 - 2000 performance period had been met, and authorized the grant of the restricted stock units (the receipt of which were deferred until January 2003 by each recipient), a cash payment equal to 40% of the value of the restricted stock units (paid in March 2001), and the accelerated vesting of the stock options for the executive officers participating in the program.

  2000 -- 2003 Performance-Based Stock Options

     In 2000, the Compensation and Pension Committee granted stock options with performance-accelerated vesting provisions to certain executive officers, including each of the Named Executive Officers. Each option granted has a ten-year term and will become vested and exercisable on August 7, 2009, subject to normal vesting provisions. The accelerated vesting and exercise schedule for the options is based upon the performance of the Company for the four-year period January 1, 2000 through December 31, 2003 as compared to three targeted objectives -- earnings per share, shareholder value add and revenue. Vesting and exercisability with respect to each option grant will be accelerated to December 31, 2003 if the Company's performance meets or exceeds the target performance level for each of the three objectives. If the target performance level for earnings per share and shareholder value add both are achieved, 70% of each option grant will receive accelerated vesting and exercisability. The remaining 30% of each option grant will receive accelerated vesting if in addition to achieving the target performance level for both earnings per share and shareholder value add, the Company achieves the target performance level for revenue.

  Stock Options

     The grant of stock option awards is intended to foster and promote the long-term financial success of the Company and to materially increase shareholder value by motivating superior performance by employees. By providing employees with an ownership interest in the Company their interests are aligned with those of the stockholders, and enable the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. As discussed above, stock option grant levels are determined based upon competitive survey data, prior option grants and an evaluation of each executive's contribution to business results.

  Deferred Stock Units

     The Compensation and Pension Committee may also make deferred stock unit awards under the Stock Incentive Plan. This type of award entitles a participant to elect to defer receipt of all or a portion of his or her annual compensation and/or annual incentive compensation, and receive in lieu thereof an award of deferred stock units (the "Elective Units"). The Compensation and Pension Committee may also grant to such recipient an additional award of deferred stock units with a value equal to 20% of the compensation deferred (the "Supplemental Deferred Stock Units"). The Elective Units, together with any dividend equivalents credited with respect thereto, are fully vested at all times. The Supplemental Deferred Stock Units, together with any dividend equivalents credited with respect thereto, will become vested, in full, on the fifth anniversary of the date the compensation deferred would otherwise have been paid, subject to continued employment.

  Restricted Stock Units

     The Compensation and Pension Committee believes that, in select instances, restricted stock units are an appropriate and a useful complement to other long-term incentive awards to help ensure the retention of executive officers. At the February 1998 Board of Directors meeting, the Compensation and Pension Committee recommended, and the Board approved, the grant of restricted stock units to certain executive officers, including Dr. Curlander and Mr. Morin. The restricted stock units became fully vested four years after the grant date on February 12, 2002. At the February 2001 Board of Directors meeting, the Compensation and Pension Committee approved the grant of restricted stock units to Dr. Curlander. Approximately one-third of these restricted stock units will vest on each of the second, fourth and sixth anniversaries of the date of grant.

CEO COMPENSATION

     For 2001, Dr. Curlander received annual salary in the amount of $786,959. His annual base salary was increased on February 26, 2001 to $800,000. Dr. Curlander's non-discretionary annual incentive compensation award opportunity is based on the achievement of annual financial goals established by the Compensation and Pension Committee. For 2001, Dr. Curlander's corporate financial performance objectives were weighted equally and involved earnings per share, revenue and shareholder value add. A portion of Dr. Curlander's 2001 non-discretionary annual incentive compensation was based on the attainment of business unit financial objectives -- revenue, operating income, and shareholder value add. In addition to the non-discretionary annual incentive compensation award opportunity described above, Dr. Curlander had the opportunity to earn a discretionary incentive award based on the Board of Directors' determination of his attainment of personal objectives relating to the overall achievement of the Company's strategic objectives. At the February 20, 2002 Compensation and Pension Committee meeting, the Committee approved a payment of $152,415 as Dr. Curlander's annual incentive award in respect of 2001 performance. In addition to the cash compensation described above, in February 2001, Dr. Curlander was granted 150,000 non-qualified stock options, which vest in equal installments over five years, and 50,000 restricted stock units which vest in approximately equal installments on the second, fourth and sixth anniversaries of the date of grant.

The Compensation and Pension Committee
of the Board of Directors

B. Charles Ames, Chairman
William R. Fields
Ralph E. Gomory
Martin D. Walker

PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Class A Common Stock with a broad performance indicator, the S&P Composite 500 Stock Index, and an industry index, the S&P Technology Sector Index, for the period from December 31, 1996 to December 31, 2001. The graph assumes that the value of the investment in the Class A Common Stock and each index were $100 at December 31, 1996 and that all dividends were reinvested.

                                    [GRAPH]

                                           12/31/96   12/31/97   12/31/98   12/31/99   12/29/00   12/31/01
                                           --------   --------   --------   --------   --------   --------
Lexmark..................................    $100       $138       $364       $655       $321       $427
S & P 500 Index..........................     100        133        171        208        189        166
S & P Technology Sector Index............     100        126        218        382        229        175

                   REPORT OF THE FINANCE AND AUDIT COMMITTEE

     Company management has primary responsibility for preparing the Company's financial statements and the financial reporting process. PricewaterhouseCoopers LLP, the Company's independent accountants, are responsible for performing an audit and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Finance and Audit Committee's responsibility is to monitor and review these processes, acting in an oversight capacity. In discharging its duties, the Finance and Audit Committee has met with management of the Company and reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001. Management has represented to the Finance and Audit Committee that the audited financial statements for the year ended December 31, 2001 were prepared in accordance with generally accepted accounting principles.

     The Finance and Audit Committee has discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The Finance and Audit Committee meets regularly with the internal auditors and independent accountants to discuss the results of their respective examinations, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Finance and Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees) with the independent accountants. The Finance and Audit Committee has also received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence from the Company and its management. The Finance and Audit Committee has also considered whether the provision of the non-audit services provided by the independent accountants is compatible with the independent accountants' independence.

     Based on the review and discussions with management, the internal auditors and the independent accountants referred to above, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in the Finance and Audit Committee Charter, the Finance and Audit Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements of the Company in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

The Finance and Audit Committee
of the Board of Directors

Frank T. Cary, Chairman
Teresa Beck
Stephen R. Hardis
James F. Hardymon
Robert Holland, Jr.
Michael J. Maples

             INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

     The independent certified public accounting firm of PricewaterhouseCoopers LLP has audited the Company's accounts for the fiscal year ended December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for services performed during the fiscal year ended December 31, 2001 are as follows:

Audit Fees..................................................   $1,388,000
Financial Information Systems Design and Implementation
  Fees......................................................          -0-
All Other Fees (consisting primarily of fees for tax
  services).................................................    1,165,000

     The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent public accountants' independence. The Board of Directors expects to select an independent certified public accounting firm for the 2002 fiscal year at its April meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     If a holder of the Company's Class A Common Stock wishes to present a proposal for consideration at next year's Annual Meeting, any such proposal must be received at the Company's offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 26, 2002. In addition, the Company's By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year's Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

                               PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

                          ATTENDANCE AT ANNUAL MEETING

     The 2002 Annual Meeting of Stockholders will be held at 8:00 a.m. on Tuesday, April 30, 2002, at the Hyatt Regency Lexington, 401 West High Street, Lexington, Kentucky 40507.

     Admission to the meeting is limited to stockholders of the Company or their designated representatives. One admission ticket to the meeting is attached to each proxy used. If you intend to attend the meeting, please detach and retain the admission ticket and check the "I plan to attend the meeting" box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

                                 OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

     The Securities and Exchange Commission rules allow for the delivery of a single Annual Report and Proxy Statement to households at which two or more stockholders reside with the proper consent of the stockholders. Accordingly, beneficial owners sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Annual Report and Proxy Statement, unless the beneficial owner has provided contrary instructions. Individual proxy cards or voting instruction forms (or telephonic or electronic voting facilities) will, however, continue to be provided for each beneficial owner account. In addition, upon the written or oral request of a beneficial owner residing at a shared address to which a single copy of the Company's Annual Report and Proxy Statement are delivered, the Company will deliver an additional copy of such documents at its own cost.

     THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST AND THE PAYMENT OF A REASONABLE DUPLICATING CHARGE, COPIES OF ANY EXHIBITS TO ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEXMARK INTERNATIONAL, INC., ONE LEXMARK CENTRE DRIVE, LEXINGTON, KENTUCKY 40550.

                                          /s/ Vincent J. Cole

                                          Vincent J. Cole
                                          Secretary
March 26, 2002

                                                                       EXHIBIT A

                          LEXMARK INTERNATIONAL, INC.
                      FINANCE AND AUDIT COMMITTEE CHARTER

MISSION STATEMENT

     The Finance and Audit Committee ("the Committee") will assist the board of directors in fulfilling their oversight and monitoring responsibilities to the stockholders relating to corporate accounting, reporting practices of the company, financial controls, capital structure of the company, borrowing and repayment of funds by the company, and other matters related to the preparation of the audited financial statements and financing of the company. In performing its duties, the Committee will maintain effective working relationships with the board of directors, and oversight of the independent accountants, the internal auditors, and the financial management of the company. The independent accountants shall be ultimately accountable to the board of directors and the Committee, and the board of directors and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. To effectively perform his or her role, each committee member will obtain an understanding of the responsibilities of committee membership as well as the company's business operations and risks.

ORGANIZATION

     The Committee shall be composed solely of directors who meet certain requirements and who are "independent" of management and the company, as defined by the listing requirements of the New York Stock Exchange. A director who does not meet certain of these requirements may be appointed to the Committee in certain instances prescribed by the New York Stock Exchange if the board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required for the best interests of the company and its stockholders. There shall be at least three directors on the Committee each of whom, as determined by the board, shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee and its Chairperson shall be elected by the board of directors. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

RESPONSIBILITIES

     It is the overriding responsibility of the Committee to oversee management, the independent accountants and the internal auditors. It is the responsibility of those parties to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles ("GAAP"). The responsibility of the Committee is one of oversight and due diligence.

GENERAL RESPONSIBILITIES:

     - Provide an open environment of communication among the internal auditors, the independent accountants and the board of directors.

     - Recommend to the board of directors the selection, evaluation, and compensation of the independent accountants and, when appropriate, recommend their replacement to the board.

     - Review and concur in the appointment, reassignment or dismissal of the director of internal audit.

     - In connection with the independent accountants' annual audit plan review, approve the non-audit services planned to be provided, and approve in advance any additional non-audit services. Ensure the receipt from the independent accountants on a periodic basis of a formal written statement delineating all relationships between the independent accountants and the company (consistent with Independence Standards Board Standard 1) that may impact their objectivity and independence and actively engage in a dialogue with the independent accountants with respect to any disclosed relationship or services being performed by the independent accountants that may impact their objectivity and independence. After considering the disclosed relationships and whether the provision of the services is compatible with maintaining the independent accountants' independence, if necessary, take, or recommend that the board take, appropriate action in response to such disclosure to satisfy itself of the independent accountants' independence.

     - Meet, as required, with the director of internal audit, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     - If the Committee determines it to be appropriate, institute special investigations and/or hire special counsel or experts.

     - Periodically review the results of the company's employee compliance assessment of its code of conduct.

     - Periodically review with management environmental compliance policies, programs and significant matters.

     - On an annual basis, review and reassess the adequacy of the Committee's charter.

     - Provide all information necessary for compliance with the reporting requirements of the Securities and Exchange Commission and the New York Stock Exchange.

     - Maintain minutes or other records of meetings and activities of the Committee.

     - Report Committee actions to the board of directors with such recommendations as the Committee may deem appropriate.

INTERNAL CONTROL RESPONSIBILITIES:

     - Meet with the independent accountants, financial management and the director of internal audit of the company to review the scope of the proposed independent audit for the current year and the audit procedures to be utilized, and, at the conclusion thereof, review such audit.

     - Review with the independent accountants, the company's director of internal audit, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for improvement.

     - Review the activities of the internal audit function including: its objectivity and the authority of its reporting obligations, the proposed internal audit plan and the resources required to perform its obligations.

     - Review the results of completed internal audits and significant deviations from the internal audit plan.

     - Review and approve in advance the employment by the company of any employee or former employee of the independent accountants who worked on the company's account at any time during the three year period prior to such employment.

FINANCIAL REPORTING RESPONSIBILITIES:

     - Review significant accounting and reporting issues and legal and regulatory matters, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

     - Review the annual financial statements with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to shareholders. Review with the independent accountants any off-balance sheet items and approve any corporate policy and changes thereto relating to material transactions with executive officers or affiliated parties. Any changes in accounting principles should be reviewed. Discuss with the independent accountants the matters relating to the conduct of the annual audit and quarterly reviews that are required to be raised by the independent accountants under generally accepted auditing standards, including the independent accountants' judgment about the quality of the company's accounting principles as applied in its financial reporting. With regard to quarterly reviews, this discussion may be held either with the entire Committee or through its Chairman on the Committee's behalf.

     - Review with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the company's financial statements or accounting policies.

OTHER RESPONSIBILITIES:

     - Review with management and make recommendations to the board related to the following areas:

      - The company's financing strategy

      - Debt and equity financings

      - The global corporate legal and tax structure

      - Share repurchases

      - Dividend policy

     - Review with management and report to the board of directors as appropriate on the status and results of major capital projects and other major business transactions.

     The responsibilities of a member of the Committee are in addition to those for a member of the board of directors. While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations or the company's code of conduct.

                                                                      APPENDIX I

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                           LEXMARK INTERNATIONAL, INC.


The undersigned hereby appoints Paul J. Curlander, Gary E. Morin and Vincent J. Cole attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Lexmark International, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 30, 2002 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.


                           (Continued On Reverse Side)

                            - FOLD AND DETACH HERE -





           If you intend to attend the Annual Meeting, please be sure to check the "I plan to attend the meeting" box on the
                           reverse side of the Proxy.

[Reverse Side of Proxy]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

Please mark your
votes as indicated [X]
in this example

1.  ELECTION OF DIRECTORS -- TERMS TO EXPIRE IN 2005

    FOR all nominees          WITHHOLD                   01  B. Charles Ames,
    listed to the right       AUTHORITY                  02  Ralph E. Gomory,
    (except as marked         (to vote for all nominees  03  Marvin L. Mann, and
    to the contrary)          listed to the right)       04  Teresa Beck

         [  ]                       [  ]

        (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)

        -------------------------------------------

2. IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


                                              I plan to attend the meeting [   ]


PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature ____________________ Signature ______________________ Date ___________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                            - FOLD AND DETACH HERE -


                                Admission Ticket

                                Annual Meeting of
                                  Stockholders
                           Lexmark International, Inc.

                                 APRIL 30, 2002
                                8:00 A.M. (EST)
                            Hyatt Regency Lexington
                              401 West High Street
                            Lexington, Kentucky 40507